Exhibit 99.7

Exhibit G

CONFIDENTIAL

EXECUTION VERSION

SUPPORT AGREEMENT

by and among

ALIBABA INVESTMENT LIMITED

and

the Shareholders listed on Schedule A hereto

Dated as of October 16, 2015

i

SUPPORT AGREEMENT

This SUPPORT AGREEMENT, dated as of October 16, 2015 (this “Agreement”), by and among Alibaba Investment Limited, an exempted company with limited liability incorporated under the laws of the British Virgin Islands (“Alibaba”), and the shareholders of Youku Tudou Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), listed on Schedule A hereto (each, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, concurrently with the execution and delivery of this Agreement, Alibaba Group Holding Limited (“Alibaba Parent”) has submitted a non-binding proposal letter in substantially the form attached as Schedule B hereto (as may be amended by Alibaba, the “Proposal”), to the board of directors of the Company (the “Board”), which sets forth a preliminary, non-binding proposal of Alibaba Parent for Alibaba Parent and/or its Affiliates to acquire all of the outstanding Ordinary Shares (as defined below) and ADSs (as defined below) not already owned by Alibaba Parent in a going private transaction;

WHEREAS, as of the date of this Agreement, each Shareholder is the Beneficial Owner (as defined below) of the Existing Shares (as defined below) set forth opposite such Shareholder’s name on Schedule A hereto;

WHEREAS, as a condition and inducement to the willingness of Alibaba Parent to submit the Proposal and pursue the Acquisition (as defined below), Alibaba has required that each Shareholder agree, and each Shareholder has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by the covenants and obligations set forth herein; and

WHEREAS, as a condition and inducement to the willingness of the Shareholders (in their capacity as Beneficial Owners of Covered Shares (as defined below) and not in any other capacity, including as a director or officer of the Company, as applicable) to enter into this Agreement and take such action contemplated hereunder in support the Acquisition upon the terms and subject to the conditions set forth herein, Alibaba has agreed, upon the terms and subject to the conditions set forth herein, to enter into this Agreement and abide by its covenants and obligations set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

Section 1.1.                                 Defined Terms.  The following terms, as used in this Agreement, shall have the meanings set forth below.

(a)                                 “Acquisition” means a going private transaction pursuant to which Alibaba Parent and/or its Affiliates will acquire all of the outstanding Ordinary Shares (as defined below) and ADSs (as defined below) not already Beneficially Owned by Alibaba Parent, Ali YK Investment Holding Limited or any of their respective Affiliates at a price per Ordinary Share and a price per ADS no less than the price per Ordinary Share and price per ADS, respectively, set forth in the Proposal (without giving effect to any amendment thereto made after the date hereof), subject to any exceptions or modifications as otherwise agreed in writing by the Shareholders.

(b)                                 “Acquisition Proposal” means any proposal or offer relating to any of the following (other than the Acquisition): (i) any merger, reorganization, consolidation, share exchange, business combination scheme of arrangement, amalgamation, recapitalization, liquidation, dissolution, joint venture or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 10% or more of the consolidated assets of the Company or to which 10% or more of the total revenue or net income of the Company are attributable, (ii) any sale, lease, license, exchange, transfer or other disposition of assets which would result in a Third Party acquiring assets, individually or in the aggregate, constituting 10% or more of the consolidated assets of the Company and its Subsidiaries or to which 10% or more of the total revenue or net income of the Company and its Subsidiaries are attributable, (iii) any sale, exchange, transfer or other disposition of 10% or more of any class of equity securities of the Company to any Third Party, (iv) any general offer, tender offer or exchange offer that, if consummated, would result in any Third Party beneficially owning 10% or more of any class of equity securities of the Company, or (v) any public solicitation of proxies in opposition to approval and adoption of a definitive agreement providing for the Acquisition and approval of the Acquisition by the Company’s shareholders.

(c)                                  “Additional Shares” means Ordinary Shares, ADSs or other voting share capital of the Company with respect to which the Shareholder acquires Beneficial Ownership after the date of this Agreement (including any Ordinary Shares issued upon the exercise of any Company Options or Company Restricted Share Units or the conversion, exercise or exchange of any other securities into or for any Ordinary Shares or ADSs or otherwise).

(d)                                 “ADS” means American depositary share, each representing 18 Class A Ordinary Shares of the Company.

(e)                                  “Affiliates” of a specified person means a person who, directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such specified person.

(f)                                   “Beneficial Ownership” by a person of any security includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise (whether or not in writing), has or shares: (i) voting power which includes the power to vote, or to direct the voting of, such security; and/or (ii) investment power which includes the power to dispose, or to direct the disposition, of such security; and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 under the Exchange Act; provided that, without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a person will include securities Beneficially Owned by any Affiliates of such person which are controlled by such person, but no Beneficial Ownership of securities shall be attributed to securities Beneficially Owned by any other person(s) solely by virtue of the fact that such first person may be deemed to constitute a “group” within the meaning of Section 13(d) of the Exchange Act with such other person(s).  The terms “Beneficially Own,” “Beneficially Owned” and “Beneficial Owner” shall have correlative meanings.

(g)                                  “Business Day” means any day on which banks are not required or authorized to close in the City of New York, the People’s Republic of China or Hong Kong.

(h)                                 “Class A Ordinary Shares” means Class A ordinary shares, par value US$0.00001 per share, of the Company.

(i)                                     “Class B Ordinary Shares” means Class B ordinary shares, par value US$0.00001 per share, of the Company.

(j)                                    “Company Options” means each outstanding option award issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to purchase Ordinary Shares upon the vesting of such award.

(k)                                 “Company Restricted Share Units” means each outstanding restricted share unit issued by the Company pursuant to any Share Incentive Plan that entitles the holder thereof to acquire Ordinary Shares upon the vesting of such award.

(l)                                     “Control” (including the terms “Controlled by” and “under common Control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities or the possession of voting power, as trustee or executor, by contract or otherwise.

(m)                             “Covered Shares” means all of the Existing Shares and any Additional Shares.

(n)                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o)                                 “Existing Shares” means with respect to a Shareholder, the Ordinary Shares and ADSs Beneficially Owned by such Shareholder as of the date hereof, as set forth opposite such Shareholder’s name on Schedule A hereto.

(p)                                 “Governmental Authority” means any nation or government, any agency, self-regulatory body, public, regulatory or taxing authority, instrumentality, department, commission, court, arbitrator, ministry, tribunal or board of any nation or government or political subdivision thereof, in each case, whether foreign or domestic and whether national, supranational, federal, provincial, state, regional, local or municipal.

(q)                                 “Law” means any statute, law, ordinance, code or any award, writ, injunction, determination, rule, regulation, judgment, decree or executive order.

(r)                                    “Lien” means any security interest, pledge, hypothecation, mortgage, lien (including environmental and tax liens), violation, charge, lease, license, encumbrance, servient easement, adverse claim, reversion, reverter, preferential arrangement, restrictive covenant, condition or restriction of any kind, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(s)                                   “Merger Agreement” means a definitive agreement and plan of merger relating to the Acquisition as may be entered into by and among Alibaba Parent and/or one or more of its Affiliates, on the one hand, and the Company, on the other hand, in the form to be agreed by such parties (in the case of the Company, the Board, acting upon the recommendation of the Special Committee of the Board formed to consider the Acquisition).

(t)                                    “Ordinary Shares” means, collectively, Class A Ordinary Shares and Class B Ordinary Shares.

(u)                                 “Permitted Transfer” means a Transfer of Covered Shares by the Shareholder to (i) an Affiliate of the Shareholder which is wholly owned by such Shareholder, (ii) a member of the Shareholder’s immediate family or a trust for the benefit of the Shareholder’s or any member of the Shareholder’s immediate family, (iii) any heir, legatees, beneficiaries and/or devisees of the Shareholder or (iv) Alibaba or any of its Affiliates; provided that, in each case (other than clause (iv)), such transferee (1) agrees to execute, prior to or concurrently with such Transfer, a Joinder Agreement in the form attached hereto as Exhibit A and (2) is a “Permitted Transferee” as defined under the Shareholders Agreement.

(v)                                 “person” means individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company, organization, entity or Governmental Authority.

(w)                               “Representatives” means, with respect to any party, such party’s officers, directors, employees, accountants, consultants, financial and legal advisors, agents and other representatives.

(x)                                 “Share Incentive Plans” means, collectively, the Company’s 2006 Stock Option Scheme, the Company’s Share Incentive Plan and the 2014 Share Incentive Plan and “Share Incentive Plan” means any one of the foregoing plans.

(y)                                 “Shareholders Agreement” means the Shareholders Agreement, dated April 28, 2014, by and among the Shareholders and Ali YK Investment Holding Limited.

(z)                                  “Subsidiary” means of any person means any legal entity (i) of which such person or any other Subsidiary of such person is a general or managing partner, (ii) the outstanding voting securities or interests of which, having by their terms ordinary voting power to elect a majority of the board of directors or other body performing similar functions with respect to such corporation or other organization, are directly or indirectly owned or controlled by such person or by any one or more of its Subsidiaries or (iii) of which such person controls through contractual arrangements.

(aa)                          “Third Party” means any person or “group” (as defined under Section 13(d) of the Exchange Act) of persons, other than Alibaba or any of its Affiliates or Representatives.

(bb)                          “Transfer” means, directly or indirectly, to sell, transfer, offer, exchange, assign, pledge, encumber, hypothecate or otherwise dispose of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any contract, option or other agreement with respect to any sale, transfer, offer, exchange, assignment, pledge, encumbrance, hypothecation or other disposition.

(cc)                            “Unvested Company Option” means any Company Option that is not a Vested Company Option.

(dd)                          “Vested Company Option” means any Company Option that shall have become vested on or prior to the closing of the Acquisition in accordance with the terms of such Company Option.

ARTICLE II

VOTING AND EXCLUSIVITY

Section 2.1.                                 Agreement to Vote; Exclusivity.

(a)                                 Each Shareholder hereby irrevocably and unconditionally agrees that at any annual or extraordinary general meeting of the shareholders of the Company and at any other meeting of the shareholders of the Company, however called, including any adjournment, recess or postponement thereof, in connection with any written consent of the shareholders of the Company and in any other circumstance upon which a vote, consent or other approval of all or some of the shareholders of the Company is sought, it shall (solely in its capacity as Beneficial Owner of its Covered Shares), and shall cause any holder of record of its Covered Shares to, in each case to the extent that the Covered Shares are entitled to vote thereon or consent thereto:

(i)                                     appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present thereat in accordance with procedures applicable to such meeting so as to ensure such Shareholder is duly counted for purposes of calculating a quorum and for purposes of recording the result of any applicable vote or consent and respond to each request by the Company for written consent, if any; and

(ii)                                  vote (or cause to be voted), whether on a show of hands or a poll and whether in person or by proxy, or deliver (or cause to be delivered) a written consent covering, all of its Covered Shares (A) in favor of the approval, adoption and authorization of the Merger Agreement and the approval of the Acquisition and any other transactions contemplated by the Merger Agreement, (B) in favor of any other matters required to consummate the Acquisition and any other transactions contemplated by the Merger Agreement, (C) against any Acquisition Proposal or any other transaction, proposal, agreement or action made in opposition to the Acquisition or in competition or inconsistent with the Acquisition, and (D) against any other action, agreement or transaction that is intended to facilitate an Acquisition Proposal or is intended to or could prevent, impede, or, in any material respect, interfere with, delay or adversely affect the Acquisition or any other transactions contemplated by the Merger Agreement or the performance by such Shareholder of its obligations under this Agreement.

(b)                                 Each Shareholder further irrevocably and unconditionally agrees that it shall not (solely in its capacity as Beneficial Owner of its Covered Shares), and shall use its reasonable efforts to cause its Representatives (subject to, in the case of a Representative who is a director of the Company or any of its Subsidiaries and solely in such Representative’s capacity as a director, his or her fiduciary duties) not to, directly or indirectly, (i) make an Acquisition Proposal or join with, or invite, any other person to be involved in the making of an Acquisition Proposal, (ii) provide any information to any Third Party with a view to such Third Party or any other person pursuing or considering to pursue an Acquisition Proposal, (iii) finance or offer to finance any Acquisition Proposal, including by offering any equity or debt financing, or contribution of any Covered Shares or provision of a voting agreement, in support of any Acquisition Proposal, or (iv) solicit, encourage or facilitate, or induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing) with any person (other than Alibaba and its Affiliates) regarding, an Acquisition Proposal or any of the matters described in Section 2.1(a) or this Section 2.1(b).

(c)                                  Each Shareholder shall retain at all times the right to vote or consent with respect to such Shareholder’s Covered Shares in such Shareholder’s sole discretion and without any other limitation on those matters, other than those matters described in Section 2.1(a) that are at any time or from time to time presented for consideration to shareholders of the Company generally.

(d)                                 The obligations of each Shareholder set forth in this Section 2.1 are irrevocable until the termination of this Agreement in accordance with its terms (at which point they shall automatically and without further action by the parties terminate and be of no further force and effect).

Section 2.2.                                 Grant of Proxy.  Each Shareholder hereby irrevocably and unconditionally grants a proxy to, and appoints, Alibaba and/or any designee of Alibaba, and each of them individually, as its proxies and attorneys-in-fact, with full power of substitution and resubstitution, for and in such Shareholder’s name, place and stead, to vote, act by written consent or execute and deliver a proxy, solely in respect of the matters described in, and in accordance with, Section 2.1(a) hereof, and to vote or grant a written consent with respect to the Covered Shares as provided in Section 2.1(a) hereof.  This proxy and power of attorney is given in connection with, and in consideration of, the time and resources that have been and will be expended by Alibaba and its Affiliates in connection with the Acquisition and any other transactions contemplated by the Merger Agreement and to secure the performance of the duties and obligations of such Shareholder owed to Alibaba under this Agreement.  Each Shareholder hereby (a) affirms that such irrevocable proxy is (i) coupled with an interest by reason of the time and resources that have been and will be expended by Alibaba and its Affiliates in connection with the Acquisition and any other transactions contemplated by the Merger Agreement and (ii) subject to the last sentence of this Section 2.2, executed and intended to be irrevocable in accordance with the provisions of the Laws of the State of New York, and (b) revokes any and all prior proxies granted by the Shareholder with respect to the Covered Shares and no subsequent proxy shall be given by such Shareholder (and if given shall be ineffective).  Each Shareholder shall take such further action or execute such other instruments as may be requested by Alibaba in accordance with the relevant provisions of the Laws of the State of New York or any other Law to effectuate the intent of this proxy.  The power of attorney granted by the Shareholder herein is a durable power of attorney and, so long as Alibaba has the interest secured by such power of attorney or the obligations secured by such power of attorney remain undischarged, the power of attorney shall not be revoked by the dissolution, bankruptcy, death or incapacity of such Shareholder.  The proxy and power of attorney granted hereunder shall automatically and without further action by the parties terminate upon the termination of this Agreement in accordance with its terms.

Section 2.3.                                 Waiver of Dissenter Rights.  Each Shareholder hereby irrevocably and unconditionally waives, and agrees to cause to be waived and to prevent the exercise of, any dissenters’ rights, rights of appraisal and any similar rights relating to the Acquisition and any other transactions contemplated by the Merger Agreement that such Shareholder or any other person may have by virtue of, or with respect to, any of the Covered Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1.                                 Representations and Warranties of the Shareholders.  Each Shareholder represents and warrants to Alibaba, severally and not jointly, and solely as to itself and its Covered Shares, as follows:

(a)                                 Capacity; Authorization; Validity of Agreement; Necessary Action.  Such Shareholder has the legal capacity and all requisite power and authority to execute and deliver this Agreement and perform such Shareholder’s obligations hereunder and to consummate the transactions contemplated by this Agreement.  This Agreement has been duly authorized (if applicable), executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Alibaba, constitutes a legal, valid and binding agreement of such Shareholder enforceable against such Shareholder in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (regardless of whether considered in a proceeding in equity or at law) (the “Bankruptcy and Equity Exception”).

(b)           Ownership.  Except as otherwise indicated on Schedule A hereto, such Shareholder is the sole Beneficial Owner of and has good and valid title to the Existing Shares set forth opposite its name in Schedule A hereto, free and clear of any Liens, other than any Liens pursuant to this Agreement, or arising under the Shareholders Agreement or the memorandum or articles of association of the Company and transfer restrictions imposed by generally applicable securities Laws.  As of the date of this Agreement, subject to the last sentence of this Section 3.1(b), such Shareholder’s Existing Shares listed in Schedule A hereto constitute all of the Ordinary Shares, ADSs, Company Options and Company Restricted Share Units (and any other options or other securities convertible, exercisable or exchangeable into or for any Ordinary Shares or ADSs) Beneficially Owned or owned of record by such Shareholder.  Except as otherwise indicated on Schedule A hereto, such Shareholder is and will be the sole record holder and Beneficial Owner of the Covered Shares (unless such Covered Shares are Transferred via a Permitted Transfer) and has (i) the sole voting power, (ii) the sole power of disposition and (iii) the sole power to agree to all of the matters set forth in this Agreement with respect to the Covered Shares.  Such Shareholder has not granted any proxy inconsistent with this Agreement that is still effective or entered into any voting or similar agreement, in each case with respect to any of such Shareholder’s Existing Shares and with respect to all of the Covered Shares Beneficially Owned by the Shareholder at all times through the consummation of the Acquisition.  As of the date of this Agreement, such Shareholder owns the Company Options and Company Restricted Share Units set forth opposite such Shareholder’s name in Schedule A hereto.

(c)           Non-Contravention; No Conflicts.  Except as would not, individually or in the aggregate, be expected to be adverse to the ability of such Shareholder to timely perform any of its obligations hereunder in any material respect, (i) no filing or notice by such Shareholder with or to any Governmental Authority, and no authorization, consent, permit or approval from any Governmental Authority or any other person is necessary for the execution and delivery of this Agreement (including the proxy granted pursuant to Section 2.2 hereof) by such Shareholder or the performance by such Shareholder of such Shareholder’s obligations herein, (ii) the execution and delivery of this Agreement by such Shareholder do not, and the performance by such Shareholder of such Shareholder’s obligations under this Agreement and the consummation by such Shareholder of the transactions contemplated by this Agreement, will not (1) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon such Shareholder’s assets or properties under, any provision of (A) any contract, agreement or other instrument to which the Shareholder is party or by which any of such Shareholder’s assets or properties is bound, or (B) any judgment, order, injunction, decree or Law applicable to such Shareholder or such Shareholder’s assets or properties or (2) require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority.

(d)           No Inconsistent Agreements.  Except for this Agreement, such Shareholder has not: (i) other than the Shareholders Agreement, entered into any contract, agreement or other instrument, voting agreement, voting trust or similar agreement with respect to any of the Covered Shares, (ii) granted any irrevocable proxy, consent or power of attorney with respect to any of the Covered Shares or (iii) taken any action that would constitute a breach hereof, make any representation or warranty of such Shareholder set forth in this Article III untrue or incorrect in any material respect or have the effect of preventing or disabling such Shareholder from performing in any material respect any of its obligations under this Agreement.  Such Shareholder understands and acknowledges that Alibaba and its Affiliates have expended, and are continuing to expend, time and resources in connection with the Acquisition in reliance upon such Shareholder’s execution and delivery of this Agreement and the representations, warranties, covenants and other agreements of such Shareholder contained herein.

(e)           No Action.  There are no proceedings, claims, actions, suits or governmental or regulatory investigations pending or, to the knowledge of such Shareholder, threatened against such Shareholder that could impair the ability of such Shareholder to timely perform his obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 3.2.           Representations and Warranties of Alibaba.  Alibaba represents and warrants to each Shareholder that it has all corporate power and authority to execute, deliver and perform this Agreement.  The execution and delivery by Alibaba of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement (including the Acquisition)) have been duly and validly authorized by Alibaba, and no other actions or proceedings on the part of Alibaba are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement (including the Acquisition)).  This Agreement has been duly executed and delivered by Alibaba and, assuming this Agreement constitutes a valid and binding obligation of each Shareholder, constitutes a legal, valid and binding agreement of Alibaba enforceable against it in accordance with its terms, subject to the Bankruptcy and Equity Exception.  Except as would not, individually or in the aggregate, be expected to be adverse to the ability of Alibaba to timely perform any of its obligations hereunder in any material respect, the execution and delivery of this Agreement by Alibaba do not, and the performance by Alibaba of Alibaba’s obligations under this Agreement and the consummation by Alibaba of the transactions contemplated by this Agreement (excluding, for the avoidance of doubt, any obligations and transactions under or contemplated by the Merger Agreement (including the Acquisition)), will not (a) conflict with, or result in any violation or breach of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or loss of any material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon Alibaba’s assets or properties under, any provision of (i) any contract, agreement or other instrument to which Alibaba is party or by which any of Alibaba’s assets or properties is bound, or (ii) any judgment, order, injunction, decree or Law applicable to Alibaba or Alibaba’s assets or properties, or (b) other than compliance with its obligations under Section 13(d) or any other applicable requirements under the Exchange Act, require any consent of, registration, declaration or filing with, notice to or permit from any Governmental Authority or other third person.

ARTICLE IV

OTHER COVENANTS

Section 4.1.           Prohibition on Transfers.

(a)           Subject to the terms of this Agreement, each Shareholder covenants and agrees not to Transfer any of its Covered Shares, or any voting right or power (including whether such right or power is granted by proxy or otherwise) or economic interest therein, unless such Transfer (i) is a Permitted Transfer, (ii) is made to Alibaba and/or any of its Affiliates in connection with the transactions contemplated under the Merger Agreement (including the Acquisition) or (iii) has been previously approved in writing by Alibaba.  Any attempted Transfer of shares or any interest therein, in violation of this Section 4.1 shall be null and void.

(b)           With respect to each Shareholder, this Agreement and the obligations hereunder shall attach to the Covered Shares and shall be binding upon any person to which legal or Beneficial Ownership shall pass, whether by operation of Law or otherwise, including, the Shareholder’s successors or assigns.  No Shareholder may request that the Company or the Company’s depositary bank register the Transfer of (book-entry or otherwise) any or all of the Covered Shares (whether represented by a certificate or uncertificated), unless such Transfer is made in compliance with this Agreement.  Notwithstanding any Transfer of Covered Shares, the transferor shall remain liable for the performance of all of the obligations of the Shareholder under this Agreement.

Section 4.2.           Additional Shares.  Each Shareholder covenants and agrees to notify Alibaba in writing of the number of Additional Shares acquired by each Shareholder after the date hereof as soon as practicable, but in no event later than five (5) Business Days, after such acquisition.  Any such Additional Shares shall automatically become subject to the terms of this Agreement and shall constitute Covered Shares for all purposes of this Agreement.

Section 4.3.           Share Dividends, etc.  In the event of a reclassification, recapitalization, reorganization, share split (including a reverse share split) or combination, exchange or readjustment of shares, change in ratio of ADSs to Ordinary Shares, or other similar transaction, or if any share dividend, subdivision or distribution (including any dividend or distribution of securities convertible into or exchangeable for Ordinary Shares) is declared, in each case affecting the Covered Shares, the term “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities of the Company into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.4.           No Inconsistent Agreements.  Without the prior written consent of Alibaba, no Shareholder shall (a) enter into any contract or other instrument, option or other agreement (except this Agreement) with respect to, or consent to, a Transfer of, any of the Covered Shares, Beneficial Ownership thereof or any other interest therein, (b) create or permit to exist any Lien that could prevent such Shareholder from voting the Covered Shares in accordance with this Agreement or from complying in all material respects with the other obligations under this Agreement, other than any restrictions imposed by applicable Law on such Covered Shares, (c) enter into any voting or similar agreement (except this Agreement) with respect to the Covered Shares or grant any proxy, consent or power of attorney with respect to any of the Covered Shares (other than as contemplated by Section 2.1(a) hereof) or (d) take any action, directly or indirectly, that would or would reasonably be expected to (i) result in a breach hereof, (ii) make any representation or warranty of the Shareholder set forth in Article III untrue or incorrect in any material respect or (iii) prevent, impede or, in any material respect, interfere with, delay or adversely affect the performance by such Shareholder of its obligations under, or compliance by such Shareholder with the provisions of, this Agreement.

Section 4.5.           Documentation and Information.  Each Shareholder (i) consents to and authorizes the publication and disclosure by Alibaba and its Affiliates of such Shareholder’s identity and holding and Beneficial Ownership of the Covered Shares and the nature of its commitments and obligations under this Agreement in any disclosure required by the SEC or other Governmental Authority, including, without limitation, an amendment to Schedule 13D relating to the Proposal and this Agreement and a Schedule 13E-3 and proxy statement with respect to the Acquisition, and (ii) agrees promptly to give to Alibaba any information Alibaba may reasonably request for the preparation of any such disclosure documents so long as such information is required by Law to be disclosed therein.  Each Shareholder shall promptly notify Alibaba of any required corrections with respect to any written information supplied by each Shareholder specifically for use in any such disclosure document, if and to the extent that any shall have become false or misleading in any material respect.  None of the parties hereto shall issue any press release or make any other public statement with respect to the transactions contemplated by this Agreement without the prior written consent of Alibaba, except as such release or statement may be required by applicable Law or the rules and regulations of any national securities exchange or Governmental Authority of competent jurisdiction.

Section 4.6.           Notification.

(a)           In the event that the board of directors of Alibaba Parent resolves to terminate or rescind the Proposal or discontinue its pursuit of the Acquisition (a “Withdrawal Decision”), Alibaba shall promptly act in good faith to inform the Board (or a Special Committee of the Board formed to consider the Acquisition) of, or publicly disclose, such fact.

(b)           From and following the date of this Agreement until a Withdrawal Decision or any other termination of this Agreement, subject to the provisions of any confidentiality or non-disclosure agreement to be entered into between Alibaba or any of its Affiliates, on the one hand, and the Company, on the other hand, Alibaba shall act in good faith to keep the Shareholders reasonably informed of the status of negotiations with the Board (or a Special Committee of the Board formed to consider the Acquisition) relating to the Acquisition; provided that each of the Shareholders hereby agrees that it shall, and shall cause its respective Affiliates and its and their respective Representatives to, hold in strict confidence any information related to the Proposal, the Merger Agreement, the Acquisition or any other transactions contemplated under the Merger Agreement (including the status of negotiations with respect to any of the foregoing) provided to such Shareholder by Alibaba, any Affiliate of Alibaba or any of their respective Representatives except to the extent any such information (i) is previously known by such Shareholder on a non-confidential basis from a source (other than Alibaba, any Affiliate of Alibaba or any of their respective Representative) which, to the knowledge of such Shareholder, is not restricted from making such disclosure, (ii) is in the public domain through no breach of this Agreement by such Shareholder, any Affiliate of such Shareholder or any of their respective Representatives or (iii) is required under applicable law or legal process to be disclosed by such Shareholder, provided that, if disclosure is required by law, to the extent permissible, such Shareholder provides advance written notice of such proposed disclosure to Alibaba and, at Alibaba’s request and expense, assists in seeking a protective order or other appropriate remedy to limit or minimize such disclosure.

Section 4.7.           Merger Agreement.  Alibaba hereby confirms to the Shareholders its intention to explore and pursue the Acquisition and that it will use its commercially reasonable efforts (with respect to any action or step within its control) and negotiate in good faith with the Board (or a Special Committee of the Board formed to consider the Acquisition) to enter into a Merger Agreement as promptly as reasonably practicable on terms that are satisfactory to Alibaba in its sole and absolute discretion and subject to the satisfactory completion (determined by Alibaba in its sole and absolute discretion) of Alibaba’s due diligence investigation with respect to the Company, until a Withdrawal Decision or any other termination of this Agreement.  For the avoidance of doubt, nothing contained in this Section 4.7 or any other provision of this Agreement shall constitute a commitment or binding obligation on the part of Alibaba or any of its Affiliates to enter into a Merger Agreement, agree to any particular terms of a Merger Agreement or Acquisition, or consummate the Acquisition, and each of the parties to this Agreement hereby agrees and acknowledges that Alibaba or Alibaba Parent may terminate the Proposal or discontinue its pursuit of the Acquisition at any time in its sole and absolute discretion, which shall not constitute a breach of this Section 4.7 or any other provision of this Agreement.

Section 4.8.           Further Assurances.  From time to time, as Alibaba may reasonably request and without further consideration, each Shareholder, solely in his capacity as a shareholder of the Company, shall execute and deliver or cause to be executed or delivered such additional documents, consents or instruments and take such further actions as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE V

MISCELLANEOUS

Section 5.1.           Interpretation.  Unless the express context otherwise requires:

(a)           The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.

(b)           The captions, headings and arrangements used in this Agreement are for convenience only and do not in any way affect, limit, amplify or modify the terms and provisions hereof.

(c)           With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 5.2.           Termination.  As between Alibaba, on the one hand, and a Shareholder, on the other hand, this Agreement and all obligations hereunder (other than as set forth in the following sentence) shall automatically terminate on the earliest to occur of (i) the consummation of the Acquisition, (ii) the date on which Alibaba informs the Board (or a Special Committee of the Board formed to consider the Acquisition), or publicly discloses, that it has made a Withdrawal Decision, (iii) the date on which (x) Alibaba or Alibaba Parent publicly discloses an amendment to the Proposal or (y) or the Company, on the one hand, and Alibaba and/or Affiliates of Alibaba, on the other hand, execute and deliver to each other a definitive merger agreement in relation to an acquisition, in each case, pursuant to which (A) the per Ordinary Share purchase price or per ADS purchase price to be paid by Alibaba and/or its Affiliates would be less the price per Ordinary Share and price per ADS, respectively, set forth in the original Proposal, except for any lower price agreed in writing by the Shareholders, and/or (B) Alibaba and/or its Affiliates will acquire less than all of the outstanding Ordinary Shares and ADSs not already Beneficially Owned by Alibaba Parent, Ali YK Investment Holding Limited or any of their respective Affiliates, except for any exceptions or modifications agreed in writing by the Shareholders, (iv) any material breach by Alibaba of any of its covenants and agreements set forth in Sections 4.6 and 4.7 that is not cured by Alibaba within ten (10) Business Days following receipt of written notice of such breach from a Shareholder (provided that, if Alibaba disputes such breach and/or its cure of such breach, this Agreement shall not terminate unless and until such breach and failure to cure have been determined by a court in accordance with Section 5.3), (v) the date that is eighteen (18) months after the date of this Agreement if, as of such date, the Company, on the one hand, and Alibaba and/or one or more of its Affiliates, on the other hand, have not executed and delivered to each other the Merger Agreement and (vi) the written agreement of Alibaba, on the one hand, and such Shareholder, on the other hand.  Upon termination of this Agreement, the rights and obligations of Alibaba, on the one hand, and such Shareholder, on the other hand, will terminate and become of no further force or effect without further action by either of them except for the provisions of Article V, which will survive such termination indefinitely.  For the avoidance of doubt, the termination of this Agreement shall not relieve any party of liability for any breach prior to such termination.

Section 5.3.           Governing Law and Venue.

(a)           This Agreement shall be interpreted, construed and governed by and in accordance with the Laws of the State of New York without regard to the conflicts of law principles thereof.  Notwithstanding the foregoing, the following matters arising out of or relating to this Agreement shall be construed, performed and enforced in accordance with the Laws of the Cayman Islands in respect of which the parties hereto hereby irrevocably submit to the non-exclusive jurisdiction of the courts of the Cayman Islands: the Acquisition, the rights provided in Section 238 of the Companies Law (2013 Revision) of the Cayman Islands, the fiduciary or other duties of the board of directors of the Company and the internal corporate affairs of the Company.  All Actions arising under the laws of the State of New York out of or relating to this Agreement shall be heard and determined exclusively in any New York federal court sitting in the Borough of Manhattan of The City of New York; provided, however, that if such federal court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any New York state court sitting in the Borough of Manhattan of The City of New York.  Consistent with the preceding sentence, the parties hereto hereby (a) submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan of The City of New York for the purpose of any Action arising under the laws of the State of New York out of or relating to this Agreement brought by any party hereto and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated by this Agreement may not be enforced in or by any of the above-named courts.

(b)           EACH OF THE PARTIES HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.  EACH OF THE PARTIES HERETO HEREBY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.3.

Section 5.4.           Notices.  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, provided that if such notice is not received during normal business hours, then on the next Business Day) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to Alibaba (if delivered by a Shareholder) or to such Shareholder (as applicable) at the following addresses (or at such other address shall be specified by such party hereto in a notice given in accordance with this Section 5.4):

if to Alibaba, to:

Alibaba Investment Limited
c/o Alibaba Group Services Limited
26th Floor, Tower One
Times Square, 1 Matheson Street
Causeway Bay, Hong Kong S.A.R.
Attention:              General Counsel
Facsimile:              + (852) 2215-5200
Email:                    legalnotice@hk.alibaba-inc.com

with a copy to:

Simpson Thacher & Bartlett
35/F ICBC Tower
3 Garden Road
Central, Hong Kong S.A.R.
Attention:              Kathryn King Sudol
Facsimile:              + (852) 2869-7694
Email:                    ksudol@stblaw.com

if to a Shareholder, at the address set forth opposite such Shareholder’s name on Schedule A hereto, with a copy to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025

U.S.A.
Attention:              Steven J. Tonsfeldt
Facsimile:              + (1) (650) 473-2601
Email:                    stonsfeldt@omm.com

Section 5.5.           Amendment.  This Agreement may not be amended, modified or supplemented except by an instrument in writing signed by Alibaba and each Shareholder.

Section 5.6.           Extension; Waiver.  Alibaba, on the one hand, and a Shareholder, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered under this Agreement or (c) waive compliance with any of the covenants or conditions contained in this Agreement.  Any agreement on the part of a party to any extension or waiver shall be valid only if specifically set forth in an instrument in writing signed by such party.  The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege under this Agreement.

Section 5.7.           Entire Agreement.  This Agreement constitutes the sole and entire agreement of each Shareholder or any of its Affiliates, on the one hand, and Alibaba or any of its Affiliates, on the other hand, with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 5.8.           No Third-Party Beneficiaries.  This Agreement is for the sole benefit of, shall be binding upon, and may be enforced solely by Alibaba and each Shareholder and nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than Alibaba and each Shareholder) any legal or equitable right, benefit or remedy of any nature whatsoever.

Section 5.9.           Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application thereof to any party or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

Section 5.10.         Rules of Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provisions of this Agreement.

Section 5.11.         Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of Law (including, but not limited to, by merger or consolidation) or otherwise by any of the parties without the prior written consent of the other parties.  Any assignment in violation of the preceding sentence shall be void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

Section 5.12.         Specific Performance.  The parties hereto agree that the obligations imposed on them in this Agreement are special, unique and of an extraordinary character and irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly each party to this Agreement (a) shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the forum described in Section 5.3, without proof of damages or otherwise, this being in addition to any other remedy at law or in equity, and (b) hereby waives any requirement for the posting of any bond or similar collateral in connection therewith.  Each party hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) any other party has an adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 5.13.         Shareholder Capacity.  Notwithstanding anything contained in this Agreement to the contrary, each Shareholder is signing this Agreement solely and only in such Shareholder’s capacity as Beneficial Owner of its Covered Shares and, accordingly, (i) the representations, warranties, covenants and agreements made herein by a Shareholder are made solely with respect to such Shareholder and its Covered Shares, (ii) nothing herein shall limit or affect any actions taken by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company) (and not in his capacity as a Beneficial Owner of its Covered Shares), including participating in his capacity as a director or officer of the Company in any discussions or negotiations with Alibaba, and (iii) no action taken in good faith by such Shareholder in his capacity as a director or officer of the Company (or a Subsidiary of the Company) (and not in his capacity as a Beneficial Owner of its Covered Shares) shall be deemed to constitute a breach of this Agreement.  Nothing contained herein, and no action taken by such Shareholder pursuant hereto, shall be deemed to constitute the parties as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the parties hereto are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

Section 5.14.         No Ownership Interest.  Nothing contained in this Agreement shall be deemed to vest in Alibaba any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares.  All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the relevant Shareholder, and Alibaba shall have no authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, in each case, except to the extent expressly provided herein.

Section 5.15.         Costs and Expenses.  All costs and expenses (including all fees and disbursements of counsel, accountants, investment bankers, experts and consultants to a party) incurred in connection with this Agreement shall be paid by the party incurring such costs and expenses.

Section 5.16.         Counterparts.  This Agreement may be executed and delivered (including by electronic or facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on the day and year first above written.

ALIBABA INVESTMENT LIMITED

By:	/s/ Timothy A. Steinert
	Name:	Timothy A. Steinert
	Title:	Authorized Signatory

[Signature Page to Support Agreement]

1VERGE HOLDINGS LTD.

By:	/s/ Victor Wing Cheung Koo
Name: Victor Wing Cheung Koo
Title: Authorized Signatory

1LOOK HOLDINGS LTD.

By:	/s/ Victor Wing Cheung Koo
Name: Victor Wing Cheung Koo
Title: Authorized Signatory

VICTOR WING CHEUNG KOO

/s/ Victor Wing Cheung Koo

[Signature Page to Support Agreement]

THE KOO 2012 IRREVOCABLE CHILDREN’S TRUST

By:	/s/ Victor Wing Cheung Koo
Name: Victor Wing Cheung Koo
Title: Trustee

[Signature Page to Support Agreement]

CHENGWEI PARTNERS, L.P.

By:	/s/ Aline Moulia
Name: Aline Moulia
Title: Authorized Signatory

CHENGWEI EVERGREEN CAPITAL, L.P.

By:	/s/ Aline Moulia
Name: Aline Moulia
Title: Authorized Signatory

CHENGWEI VENTURES EVERGREEN ADVISORS FUND, LLC

By:	/s/ Aline Moulia
Name: Aline Moulia
Title: Authorized Signatory

[Signature Page to Support Agreement]

Exhibit A

JOINDER AGREEMENT

This Joinder Agreement (“Joinder Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Support Agreement dated as of [date], 2015 (the “Agreement”) by and among Alibaba Investment Limited and the Shareholders named therein.  Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Agreement.

By the execution of this Joinder Agreement, the Transferee agrees as follows:

(a)                                 Acknowledgment.  Transferee acknowledges that Transferee is acquiring certain Covered Shares subject to the terms and conditions of the Agreement.

(b)                                 Agreement.  Transferee (i) agrees that the Covered Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee were originally a party thereto and (iii) agrees to be subject to the obligations and restrictions of the Shareholder thereunder.

(c)                                  Notice.  Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

[Signature Page Follows]

EXECUTED AND DATED this day of .

TRANSFEREE:

By:
Name and Title

Address:

Fax:

Accepted and Agreed:

ALIBABA INVESTMENT LIMITED

By:
Title:

SCHEDULE A

Shareholder	Type of Ordinary Shares	Number of Existing Shares	Number of ADSs	Number of Vested Company Options	Number of Unvested Company Options	Number of Company Restricted Share Units	Notice Details
1Verge Holdings Ltd.	Class B	626,773,149	0	0	0	0	11/F, SinoSteel Plaza 8 Haidian Street Beijing 100080 The People’s Republic of China Attention: Victor Wing Cheung Koo Facsimile: (86) 10-8460-8311
1Look Holdings Ltd.	Class B	10	0	0	0	0
Victor Wing Cheung Koo	—	—	0	0	0	4,500,000
The Koo 2012 Irrevocable Children’s Trust	Class B	4,380,000	0	0	0	0
Chengwei Partners, L.P.	Class A Class B	313,007 442,385	0	0	0	0	Chengwei Partners, L.P. c/o Suite C, No. 33 Lane 672 Changle Road Shanghai 200040 The People’s Republic of China Attention: Eric X. Li Facsimile: (86) 21-5404-8766
Chengwei Evergreen Capital, L.P.	Class A Class B	5,239,972 12,927,881	0	0	0	0
Chengwei Ventures Evergreen Advisors Fund, LLC	Class A Class B	649,200 1,168,478	0	0	0	0

SCHEDULE B

[Proposal attached]